UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                                 Washington, DC


                                    Form 8-K




                                 CURRENT REPORT



               Pursuant to Section 13 or 15 (d) of the Securities
                              Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 23, 2000
                                                          _______________

                              RIVERSIDE GROUP, INC.
             (Exact name of registrant as specified in its charter)



                            Florida 0-9209 59-1144172
               (State of other (Commission File No.) (IRS Employer
                         jurisdiction of Identification
                             incorporation) number)





                7800 Belfort Parkway, Jacksonville, Florida 32256
               (Address of principal executive offices) (Zip Code)


                                  904-281-2200
              (Registrant's telephone number, including area code)

ITEM 5.         OTHER EVENTS

On August 23, 2000, Riverside, Group, Inc. ("the Company") issued a press release announcing its preliminary financial results for the quarter ended June 30, 2000. The Company also announced that it expects to file its Form 10-Q for the second quarter ended June 30, 2000 immediately upon completion of the quarterly review by the Company's independent accountants. The Company's press release is attached as an exhibit to this Form 8-K.

The Company is releasing its second quarter financial statements and related schedules and Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") to the investment community prior to the completion of the review by its independent accountants. Copies of the financial statements, related schedules and MD&A are attached as exhibits to this Form 8-K.

ITEM 7.         EXHIBITS

Ex 99.1         Press Release dated August 23, 2000

Ex 99.2         Financial Statements and Supplementary Data

Ex 99.3 Management's Discussion and Analysis of Financial Condition and Results of Operations

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  RIVERSIDE GROUP, INC.



Date:   August 23, 2000                            By:  /s/ Catherine J. Gray
                                                   --------------------------
                                                   Catherine J. Gray
                                                   Senior Vice President &
                                                   Chief Financial Officer

                                                           RIVERSIDE GROUP, INC.
                                                 7800 Belfort Parkway, Suite 100
                                                         Jacksonville, FL  32256
                                                 904/281-2200, Fax: 904/296-0584
AT THE COMPANY
Cathe Gray
Shareholder Relations
(904) 281-2200
cathe@cybermax.com
________________________________________________________________________________

                              RIVERSIDE GROUP, INC.
                          ANNOUNCES FILING OF 8-K WITH
                           SECOND QUARTER 2000 RESULTS


JACKSONVILLE, FLORIDA, AUGUST 23, 2000...RIVERSIDE GROUP, INC. (OTCBB:RSGI), reported today its second quarter results in a Form 8-K filing. Management expects to file the Company's Form 10Q for the second quarter ended June 30, 2000 immediately upon the completion of the quarterly review by the Company's independent accountants. The delay in the review of the second quarter financial statements and the filing of Form 10Q is primarily attributable to issues associated with the manner in which the Company has accounted for its investment in Greenleaf Technologies common stock. The Company changed auditors for this reporting period and the new auditors are reviewing the proper accounting treatment for the merger transaction with Greenleaf that was recorded in 1998. This issue impacts the second quarter and may impact historical financial statements. Additional time and cooperation with the previous accounting firm is required to resolve the accounting issues on Greenleaf.

The Company also announced that it has executed an Amendment to the Forbearance Agreement with the agent for the 11% Noteholders. the Amendment provides for an extension of the maturity date of the Company's $10 million debt from September 30, 2000 to December 31, 2000. Additionally, Imagine Investments has agreed to extend the maturity date of its $1.8 million note from August 31, 2000 to December 31, 2000 and to increase the principal due for the unpaid interest of $214,000.

The Company recorded a net loss of $241,000 or ($.05 per share) for the quarter ending June 30, 2000, compared to a net loss for the same period in 1999 of $1,214,000 or ($.23 per share). For the six months ended June 30, 2000, the Company reported a net loss of $1,852,000 or ($.39 per share) compared to a net loss of $4,378,000 or ($.84 per share), for the same period in 1999. The reduction in net loss for the three and six months ending June 30, 2000 is primarily attributable to gains on the sale of investment assets and the change to the equity method for reporting the operations of Buildscape, Inc. ("Buildscape"). Buildscape is a minority-owned subsidiary of Riverside.

In October 1999, the Company sold 38% of its common stock of Buildscape and began to account for its investment in Buildscape on the equity method. Because the Company's carrying value of Buildscape on the balance sheet is a negative $947,000, the Company's income statement for this quarter does not include the

Company's  prorata  share  of  Buildscape   losses.  The  Company's  results  of
operations for the three and six months of 1999, respectively, include losses attributable to Buildscape of $1,324,000 and $2,444,000.

During the second quarter of 2000, the Company recorded an increase in equity of approximately $3,672,000 as a result of its investment in Greenleaf. Included was approximately $449,000 of gains resulting from the sale of 320,000 shares and $3,223,000 of change in unrealized gains on the Greenleaf common stock. The six months ended June 30, 2000, include an increase in equity of approximately $6,471,000 as a result of $977,000 in gains resulting from the sale of 543,000 shares and $5,494,000 of change in unrealized gains on the Greenleaf common stock. In accordance with SFAS 115, the shares of Greenleaf Technologies Corporation ("Greenleaf") owned by the Company that are allowable for sale over the next twelve months under Securities and Exchange Commission Rule 144 have been classified as available for sale. Pursuant to this rule, 4,558,680 shares of the Company's common stock in Greenleaf are recorded at their market value of $6,746,847 on June 30,2000. Each quarter the carrying value and unrealized gain on the Company's investment in Greenleaf is adjusted for changes in the market price. The calculated market value of the Company's total investment in Greenleaf at June 30, 2000 was approximately $18.5 million.

The results of operations for the second quarter of 2000 include profits of $417,000 attributable to Wickes, Inc., another minority owned subsidiary of the Company, compared to profits of $1,178,000 for the same period in 1999. Included in operations for the first six months ended June 30, 2000 and 1999, respectively, are losses of $880,000 and $147,000 attributable to Wickes. The decrease in net equity income from Wickes for the three month and six-month period primarily is the result of increases in sales, general and administrative, depreciation and interest expenses, as well as a reduction in other operating income, all of which offset higher gross margins. Included in the equity in Wickes is goodwill amortization of $130,200 for the three months ended June 30, 2000 and 1999, and $260,400 for the six months ended June 30, 2000 and 1999, respectively.

During the second quarter of 2000, the Company recorded losses attributable to its Cybermax subsidiary of $241,000 compared to losses of $351,000 for the same period in 1999. The Company's results of operations include losses attributable to Cybermax of $412,000 compared to $547,000 for the six months ending June 30, 2000 and 1999, respectively.

Riverside Group is a holding company engaged in traditional and e-commerce based supply and distribution of building materials. The Riverside family of companies includes its 36% owned subsidiary, Wickes Inc. (NASDAQ:WIKS), its 40% owned subsidiary, Buildscape, Inc. and approximately 10% ownership in Greenleaf Technologies Corporation (OTCBB:GLFC). Riverside also provides e-commerce solutions to the building industry through its 100% owned subsidiary, Cybermax, Inc. and engages in Internet services and web design. For more information on Riverside's subsidiaries, visit them online at www.wickes.com, www.buildscape.com and www.cybermax.com.

Safe Harbor Statement
---------------------

Statements contained herein may be deemed forward-looking statements within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934 which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties that could cause actual risks to differ materially from those expressed in the statements. A summary of risks and uncertainties which could cause the Company's actual results to differ materially from those included in, or inferred by, the forward-looking statements are detailed in the Company's Form 10-K and Form 10-Q which are on file with the Securities and Exchange Commission.

                                       ###

                    RIVERSIDE GROUP, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (unaudited)
                                 (in thousands)




                                                                            June 30,               December 31,
                                                                              2000                     1999
                                                                         --------------           --------------
                                                       ASSETS

CURRENT ASSETS:

     Cash and cash equivalents                                           $          289           $          277
     Accounts receivable, less allowance for doubtful
        accounts of $14 at 2000 and $3 at 1999                                      375                      259
     Investment in Greenleaf Technologies Corp.                                   6,747                    1,253
     Notes receivable                                                                26                       30
     Prepaid expenses                                                               117                       19
                                                                         --------------           --------------
         Total current assets                                                     7,554                    1,838

Investment in Wickes Inc.                                                        14,564                   15,799
Investment in Buildscape Inc.                                                      (947)                    (947)
Real Estate held for sale                                                         7,387                    8,996
Property, plant and equipment, net                                                  259                      340
Other assets (net of accumulated amortization of
     $59 in 2000 and $46 at 1999)                                                   147                      157
                                                                         --------------           --------------
         Total assets                                                    $       28,964           $       26,183
                                                                         ==============           ==============

                     LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

     Current debt and current  maturities of long-term debt              $       11,806           $       11,813
     Accounts payable                                                               477                      430
     Accrued liabilities                                                          1,058                    1,758
                                                                         --------------           --------------
       Total current liabilities                                                 13,341                   14,001

Long-term debt                                                                      268                      469
Mortgage debt                                                                    11,345                   11,345
Net liabilities of discontinued operations                                           20                       21
Other long-term liabilities                                                          84                       83
                                                                         --------------           --------------
        Total liabilities                                                        25,058                   25,919

Commitments and contingencies  (see Note 5)

COMMON STOCKHOLDERS' EQUITY :

     Common stock, $.10 par value; 20,000,000 shares authorized;                    477                      477
     4,767,123  issued and outstanding  in 2000 and 1999
     Additional paid in capital                                                  16,468                   16,468
     Accumulated other comprehensive income                                       6,747                    1,253
     Retained earnings (deficit)                                                (19,786)                 (17,934)
                                                                         --------------           --------------
     Total common stockholders' equity                                            3,906                      264


                                                                         --------------           --------------
          Total liabilities and common stockholders' equity              $       28,964           $       26,183
                                                                         ==============           ==============









     See Accompanying Notes to Condensed Consolidated Financial Statements.

                     RIVERSIDE GROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                   (unaudited)

                     (in thousands except per share amounts)







                                                            Three Months Ended June 30,       Six Months Ended June 30,
                                                            ---------------------------       -------------------------
                                                              2000             1999            2000                1999
                                                              ----             ----            ----                ----
REVENUES:


     Sales and service revenues                           $     344      $      270        $    748           $     751
     Net investment loss                                         (9)             (7)            (27)                (36)
     Net realized investment gains                              587              --           1,163                  --
     Other operating income                                      44              24              47                  49
                                                          ---------      ----------        --------           ---------
                                                                966             287           1,931                 764
                                                          ---------      ----------        --------           ---------
COSTS AND EXPENSES:

     Cost of sales                                              164             140             288                 218
     Provision for doubtful accounts                              9              63              11                   4
     Depreciation, goodwill and trademark amortization           63              94             125                 154
     Selling, general and administrative expenses               665           1,732           1,145               3,316
     Interest expense                                           723             650           1,334               1,303
                                                          ---------      ----------        --------           ---------
                                                              1,624           2,679           2,903               4,995
                                                          ---------      ----------        --------           ---------

LOSS BEFORE EQUITY IN EARNINGS (LOSSES)  OF

     RELATED PARTIES                                           (658)         (2,392)            (972)             (4,231)

     Equity in earnings (losses) of Wickes, Inc.                417           1,178             (880)               (147)
                                                          ---------      ----------         ---------         ----------
      NET LOSS                                            $    (241)     $   (1,214)       $  (1,852)         $   (4,378)
                                                          =========      ==========        =========          ==========




BASIC AND DILUTED LOSS PER COMMON SHARE:

     Loss per share                                       $   (0.05)     $   (0.23)        $  (0.39)          $    (0.84)

     Weighted average number of common shares
     used in computing earnings per share                 4,759,123      5,213,186         4,759,123           5,213,186






     See Accompanying Notes to Condensed Consolidated Financial Statements.


                                        4


                     RIVERSIDE GROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                 (in thousands)



                                                                                   For the Six Months Ending June 30,

                                                                                   ----------------------------------
                                                                                     2000                       1999
                                                                                    -----                       ----

CASH FLOW FROM OPERATING ACTIVITIES

     Net loss                                                                   $  (1,852)                 $  (4,378)
     Adjustments to reconcile net loss to net cash
         used in operating activities:
         Depreciation expense                                                         102                         93
         Amortization expense                                                          23                        321
         Amortization of bond discount                                                 --                        113
         Provision for doubtful accounts                                               11                         (4)
         Net realized investment gains                                             (1,058)                        --
         Equity in earnings  (losses) of unconsolidated subsidiaries                  880                       (113)
         Change in other assets and liabilities:
            Increase in accounts receivable                                          (127)                        (8)
            Decrease in notes receivable                                                4                        167
            Increase in other assets                                                 (107)                      (230)
            Increase(decrease)  in accounts payable and accrued liabilities          (654)                     1,082
            Increase in discontinued operations, other liabilities
             and current income taxes                                                  --                       (111)
                                                                                ---------                  ---------
         NET CASH USED IN OPERATING ACTIVITIES                                     (2,778)                    (3,068)
                                                                                ---------                  ---------

     CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of investments:
            Property, plant and equipment                                             (17)                      (131)
            Investment in real estate                                                  --                         --
         Proceeds from sales of investments
            Investment in real estate                                                1,599                         44
            Securities of Greenleaf Technologies Corp.                                 977                         --
            Securities of Wickes Inc.                                                  439                      1,186
                                                                                ----------                 ----------
         NET CASH PROVIDED BY INVESTING ACTIVITIES                                   2,998                      1,099
                                                                                ----------                 ----------

     CASH FLOWS FROM FINANCING ACTIVITIES
            Repayment of debt                                                         (208)                      (153)
            Increase in borrowings                                                      --                      2,032
                                                                                ----------                 -----------
         NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                          (208)                     1,879

            NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        12                        (90)
            Cash and cash equivalents at beginning of period                           277                        509

                                                                                ----------                 ----------
            Cash and cash equivalents at end of period                          $      289                 $      419
                                                                                ==========                 ==========
        SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION

            Non-cash compensation expense (Greenleaf Option)                    $      105                 $       --



     See Accompanying Notes to Condensed Consolidated Financial Statements.

RIVERSIDE GROUP, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

         Basis of Financial Statement Presentation
         -----------------------------------------

         The condensed consolidated financial statements present the financial position, results of operations, and cash flows of Riverside Group, Inc. and its wholly-owned and majority-owned subsidiaries (the "Company"). The Company no longer owns a majority interest in Buildscape, Inc. ("Buildscape") and at October 21, 1999, the Company began to report its investment in Buildscape on the equity method (see Note 3. "Investment in Buildscape"). Accordingly, the Company's consolidated balance sheet as of December 31, 1999 does not include the accounts of Buildscape. The Company's condensed consolidated statements of operations and cash flows for the period ending June 30, 1999, include Buildscape on a consolidated basis.

         The condensed consolidated balance sheets as of June 30, 2000, the condensed consolidated statements of operations for the six months ended June 30, 2000 and 1999 and the condensed consolidated statements of cash flows for the six months ended June 30, 2000 and 1999, have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows as of June 30, 2000, and for all periods presented have been made. The results for the six month period ended June 30, 2000 are not necessarily indicative of the results to be expected for the full year or for any interim period.

         The Company accounts for its investment in Greenleaf Technologies Corporation ("Greenleaf") securities according to the provisions of FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that all applicable investments be classified as trading securities, available-for-sale, or held-to-maturity securities. Greenleaf securities have been classified as available-for-sale securities, and as such, will be reported at fair value based upon the closing price on the exchange on which they are traded on the last day of the quarter. The unrealized gains and losses are excluded from earnings, but reported within shareholders' equity in accumulated other comprehensive income (net of the effect of income taxes) until they are sold. At the time of sale, any gains or losses, calculated by the specific identification method, will be recognized as a component of operating results.

         Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these condensed consolidated financial statements be read in conjunction with the consolidated financial statements, the related Auditor's report, and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the Securities and Exchange Commission.

         Comprehensive Income
         --------------------

         Changes in the components of other comprehensive income and in accumulated other comprehensive income for the first six months of 2000 are as follows:


                                                                          Unrealized                  Total
                                                                           Gains on               Comprehensive
                                                                          Securities                 Income
                                                                          ----------              ------------
Balance at December 31, 1999                                              $    1,253               $   (1,425)

  Change during the first six months of 2000                                   5,494                    3,642
                                                                          ----------               ----------
Balance at June 30, 2000                                                  $    6,747               $    2,217
                                                                          ==========               ==========



The change in comprehensive income includes the change in unrealized gains and the net loss for the first six months of 2000.

         Earnings Per Share
         ------------------

         Basic and diluted earnings per common share are calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Earnings per share is based on the weighted average number of shares of common stock outstanding during each period (4,759,123 shares in 2000 and 5,213,186 shares in 1999). Since the Company had a net loss, the options had an anti-dilutive effect, and therefore, are excluded from the calculation of diluted earnings per share.

2.       INVESTMENT IN WICKES INC.
         -------------------------

         As of June 30, 2000, Riverside beneficially owned 2,925,113 shares of Wickes Inc.'s ("Wickes") common stock, which constituted 36% of Wickes' outstanding voting and non-voting common stock.

         Summary financial information of Wickes for the first quarter of 2000 follows (in thousands):



                                                                           (unaudited)              (audited)
                                                                          June 24, 2000            Dec. 25, 1999
                                                                          -------------            -------------

Balance Sheet Data:
   Current assets                                                         $   261,658              $   241,835
   Total assets                                                               355,893                  334,636
   Current liabilities                                                         73,176                   79,312
   Long-term debt and other long-term liabilities                             253,451                  224,505
   Common stockholders' equity                                                 29,266                   30,819





                                                                          Three Months Ended                 Six Months Ended
                                                                          ------------------                 ----------------
                                                                     (unaudited)     (unaudited)       (unaudited)       (unaudited)
                                                                      June 24           June 26          June 24           June 26
                                                                       2000               1999             2000              1999
                                                                       ----               ----             ----              ----

Income Statement Data:
Net sales                                                           $  279,703        $  288,764       $  495,479        $  479,934
Cost of sales                                                          210,386           222,425          372,467           367,628
   Gross profit                                                         69,317            66,339          123,012           112,306
Selling, general &  administrative                                      59,290            54,810          110,746            99,480
Other expenses                                                           8,171             7,532           16,104            14,714
Other income                                                              (917)           (2,187)          (1,703)           (3,043)
Income(loss) before income tax                                           2,773             6,184           (2,135)            1,155
Net income (loss)                                                        1,532             3,587           (1,667)              311



3.       INVESTMENT IN BUILDSCAPE
         ------------------------

         On October 21, 1999, Imagine  Investments,  Inc. ("Imagine") made a $10 million investment in Buildscape which prior to the investment was a wholly-owned subsidiary of the Company. Imagine converted $3 million of convertible debt into common stock, exchanged 520,000 shares of Riverside common stock for Buildscape common stock and purchased an additional $5 million of Buildscape Series A Preferred Stock.

         In connection with the transaction, Imagine was granted the right to vote the Company's common shares on all matters with the exception of a change in control. As of October 22, 1999, the Company owned 62% of the Buildscape common stock; however, because the Company's voting rights were controlled by Imagine as of October 22, 1999, the Company accounted for its investment in Buildscape on the equity method. The Company retained 3,119,067 outstanding shares of Buildscape's common stock. As a result of this transaction, the Company owned (before Buildscape employee's stock options) 47% of Buildscape on a fully converted basis. Imagine owned 38% of the common and 100% of the preferred stock of Buildscape, or 53% on a fully converted basis.

         On May 12, 2000, Buildscape entered into a stock purchase agreement with Imagine and the Dow Chemical Company ("Dow") pursuant to which Dow purchased Series A Preferred Stock and common stock of Buildscape from Imagine and also purchased newly issued Series B Preferred Stock directly from Buildscape. As a result of these transactions, Imagine's right to vote the Company's common shares of Buildscape was terminated. Dow purchased one tranche of Series B Preferred Stock and will purchase a second tranche upon the completion of certain milestones by Buildscape. Dow also has an option to acquire additional shares in Buildscape that will increase its ownership to 50.1%. Upon the completion of all of these transactions, Riverside's ownership in Buildscape will be reduced from 47% to 35%, on a fully converted basis.

         Summary financial information of Buildscape for the second quarter of 2000 follows (in thousands):



                                                                          (unaudited)                  (audited)
                                                                         June 30, 2000              December 30, 1999
                                                                         -------------              -----------------

Balance Sheet Data:
    Current assets                                                        $     6,860               $     2,677
    Total assets                                                                8,691                     3,587
    Current liabilities                                                         1,818                     1,592
    Common stockholders' equity                                                 6,873                     1,995




                                                                       Three Months Ended                 Six Months Ended
                                                                        ------------------                 ----------------
                                                                           (unaudited)                        (unaudited)
                                                                       June 30,          June 30,         June 30,     June 30,
                                                                         2000               1999            2000         1999
                                                                         ----               ----            ----         ----

Income Statement Data:
    Net sales                                                       $    122          $    114         $    249         $    179
    Cost of goods                                                         91                91              196              123
       Gross profit                                                       31                23               53               56
    Selling, general & administrative                                  3,054             1,262            4,948            2,365
    Other expenses                                                       175                85              299              135
    Other income                                                         (54)               --              (72)              --
      Loss before income tax                                          (3,144)           (1,324)          (5,122)          (2,444)
    Net loss                                                          (3,144)           (1,324)          (5,122)          (2,444)



4.       INVESTMENT IN GREENLEAF

         As of September 30, 1998, the Company completed a transaction with Greenleaf, based in Iselin, New Jersey, whereby the Company acquired common shares of Greenleaf in exchange for 100% of the common stock of the Company's former wholly-owned subsidiary, Gameverse, Inc.

 As a result of Greenleaf's dissatisfaction with the transaction, on January 28, 2000, the Company and Greenleaf executed a Settlement Agreement (the "Greenleaf Settlement"). In the Greenleaf Settlement, the Company retained 10,000,000 shares of the 14,687,585 shares that it had originally received. The Company also retained a five year option to acquire 2,000,000 additional newly issued shares of Greenleaf common stock at an exercise price of $.25 per share. In addition to the 10,000,000 retained shares, 3,000,000 of the Greenleaf shares are held in an escrow account (the "Escrow Shares"), pursuant to an Escrow Agreement acceptable to Greenleaf and the Company. The proceeds from the sale of the Escrow Shares are to be used to fund a mutually agreeable joint venture for the marketing of technology and internet-related products, to be owned in equal amounts by Greenleaf and the Company. In connection with the settlement, Riverside granted Greenleaf a stock option to purchase 5% of the issued and outstanding shares of Cybermax, Inc. ("Cybermax"), a wholly-owned subsidiary of the Company. The exercise price is $1,000,000 and the expiration date of the option is September 30, 2003. In addition, the Company entered into an agreement with a subsidiary of Greenleaf, Future Com., South Florida, Inc. for use of satellite air time, related technology, hardware and software, on an as-needed basis, at fair market value.

INVESTMENT SECURITIES - AVAILABLE FOR SALE
------------------------------------------

         In accordance with SFAS 115 and Rule 144, under the Securities Act of 1933, as amended (the "'33 Act") 4,558,680 shares of the Company's common stock in Greenleaf are classified as available for sale as of June 30, 2000. The cost basis is $0 and the estimated fair market value is $6,747,000, resulting in gross unrealized gains of $6,747,000. Sales of Greenleaf shares are limited by Rule 144 under the '33 Act to (i) the greater of the average weekly reported volume of trading in such securities during the four calendar weeks preceding such a sale or (ii) 1% of Greenleaf's outstanding shares during a 90 day period. Based on the Company's intention to sell the maximum number of shares allowed in order to fund current operations and debt, such shares have been classified as available for sale and accordingly the value of such shares has been reflected as a component of comprehensive income, net of applicable tax of $0. No taxes have been provided as the Company has available net operating loss carryforwards and strategies which would result in no tax liability upon the sale of these securities.

5.       COMMITMENTS AND CONTINGENCIES
         -----------------------------

WICKES INC.

         As of June 24, 2000, Wickes had accrued approximately $131,000 (included in accrued liabilities as of June 24, 2000) for remediation of certain environmental and product liability matters, principally underground storage tank removal.

       Many of the sales and distribution facilities presently and formerly operated by Wickes contained underground petroleum storage tanks. All such tanks known to Wickes located on facilities owned or operated by Wickes have been filled or removed in accordance with applicable environmental laws in effect at the time. As a result of reviews made in connection with the sale or possible sale of certain facilities, Wickes has found petroleum contamination of soil and ground water on several of these sites and has taken, and expects to take, remedial actions with respect thereto. In addition, it is possible that similar contamination may exist on properties no longer owned or operated by Wickes, the remediation of which Wickes could, under certain circumstances, be held responsible. Since 1988, Wickes has incurred approximately $2.0 million of costs, net of insurance and regulatory recoveries, with respect to the filling or removing of underground storage tanks and related investigatory and remedial actions. Insignificant amounts of contamination have been found on excess properties sold over the past four years. Wickes currently has reserved approximately $43,000 for estimated clean up costs at 11 of its locations.

       Wickes has been identified as having used two landfills which are now Superfund clean up sites, for which it has been requested to reimburse a portion of the clean-up costs. Based on the amounts claimed and Wickes' prior experience, Wickes has established a reserve of $28,000 for these matters.

       Wickes is one of many defendants in two multi-plaintiff suits filed in August of 1996 by approximately 200 claimants for unspecified damages as a result of health problems claimed to have been caused by inhalation of silica dust, a byproduct of concrete and mortar mix, allegedly generated by a cement plant with which Wickes has no connection other than as a customer. Wickes has entered into a cost sharing agreement with its insurers, and any liability is expected to be minimal.

       Wickes is one of many defendants in approximately 196 actions, each of which seeks unspecified damages, in various Michigan state courts against manufacturers and building material retailers by individuals who claim to have suffered injuries from products containing asbestos. Each of the plaintiffs in these actions is represented by one of two law firms. Wickes is aggressively defending these actions and does not believe that these actions will have a material adverse effect on Wickes. Since 1993, Wickes has settled 24 similar actions for insignificant amounts, and another 224 of these actions have been dismissed. As of June 24, 2000, none of these suits have made it to trial.

       Losses in excess of the amounts accrued as of June 24, 2000 are possible but an estimate of these amounts cannot be made.

       Wickes is involved in various other legal proceedings which are incidental to the conduct of its business. Certain of these proceedings involve potential damages for which Wickes' insurance coverage may be unavailable. While Wickes does not believe that any of these proceedings will have a material adverse effect on Wickes' financial position, annual results of operations or liquidity, there can be no assurance of this.

       Wickes' assessment of the matters described in this note and other forward-looking statements in this Form 10-Q are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 ("Forward-Looking Information") and are inherently subject to uncertainty. The outcome of the matters described in this note may differ from Wickes' assessment of these matters as a result of a number of factors including, but not limited to, matters unknown to Wickes at the present time, development of losses materially different from Wickes' experience, Wickes' ability to prevail against its insurers with respect to coverage issues to date, the financial ability of those insurers and other persons from whom Wickes may be entitled to indemnity, and the unpredictability of matters in litigation.

THE COMPANY AND WICKES

         The Company and Wickes are involved in various other legal proceedings which are incidental to the conduct of their businesses. The Company does not believe that any of these proceedings will have a material adverse effect on the Company.

         In connection with the sale of Dependable Insurance Company, a former property and casualty subsidiary of the Company, the Company agreed to indemnify the purchaser for certain losses on various categories of liabilities. Terms of the indemnities provided by the Company vary with regard to time limits and maximum amounts. American Financial Acquisition Corporation subordinated debentures in the amount of $2.1 million are pledged as collateral on these indemnities.

         Although future loss development will occur over a number of years, the Company believes, based on all information presently available, that these indemnities will not have a material adverse effect on the Company's financial position or results of operations.

         On December 1, 1997, the Company completed the sale of its mortgage lending operation to an unrelated third party. The Company did not realize any gain or loss from the transaction, but agreed to indemnify the purchaser against losses on the construction loan portfolio that was transferred. The Company currently has 62,500 shares of its Wickes' common stock pledged as collateral for this indemnification obligation. As the construction loan portfolio decreases, the shares held as collateral will be released. The Company believes that these indemnities will not have a material adverse effect on the Company's financial position or results of operations.

LIQUIDITY AND MANAGEMENT'S PLANS


         The Company's $1.8 million debt to Imagine due to mature on August 31, 2000 has been extended to December 31, 2000 and increased for the amount of unpaid interest of $214,000. The Company has entered into a Amendment to Forbearance Agreement with the agent for its 11% Noteholders that will allow the principal and interest due on the 11% Notes on September 30, 2000 to be paid on December 31, 2000. The terms of this agreement provide (i) the Company will continue to sell Greenleaf common stock in a reasonable manner, (ii) the Company will apply the proceeds from such sales first to the unpaid interest and second to the principal, (iii) the interest rate will remain at 17% and the Noteholders will receive a second lien behind Imagine on the 3,119,067 shares of Buildscape common stock. The Amended Forbearance Agreement is subject to obtaining the requisite consent of 50% of the 11% Noteholders, the approval of the Riverside Board and the receipt by the agent of the executed pledge agreement for the Buildscape common stock. The Company continues to have discussions with other present and prospective lenders regarding refinancing all, or a portion of these debts. However, there can be no assurance that the Company will be able to refinance any of these debts prior to the extended due dates for these loans.

         The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company is primarily a holding company, which derives its financial resources through asset sales, additional borrowings or other financings. As described below, the principal source of funds in the past has been borrowings and sales of shares of Wickes common stock. However, because the Company has executed the Greenleaf Settlement (see Note 4, "Investment in Greenleaf"), the Company is now able to sell shares of its Greenleaf stock to cover some of its debt obligations, subject to the limitations and restrictions described below. The Company is currently working on additional options as discussed below. The primary use of funds is interest and principal payments on the Company's debt and to fund the operations of its wholly-owned subsidiary, Cybermax. Cybermax is generating sales and the Company projects that by the end of this year, Cybermax will generate cash from operations sufficient to fund its operations. However, there can be no assurance that this will occur.

         The Company estimates that as of August 10, 2000, it will have approximately $560,000 of accounts payable and other current liabilities (excluding interest payable), approximately $290,000 of which are past due. In March of 2000, the Company and Wickes renegotiated the terms of the Company's note to Wickes, deferring all principal payments due for one year, including the delinquent principal payments for November of 1999 and February of 2000.

         As stated above, the two assets that the Company may sell to cover immediate cash needs are Wickes and Greenleaf common stock. However, as of August 14, 2000, all of the Company's 2,918,543 shares of Wickes common stock were pledged to secure various obligations of the Company. On the closing of the Imagine short-term loan, Imagine released 81,970 shares of Wickes common stock, thereby permitting the Company to sell such shares. The Company currently owns 9,360,000 shares of Greenleaf common stock and has a five year option to purchase two million shares at $0.25 per share. All 9,360,000 shares owned are pledged to secure the Company's 11% Notes, and any proceeds of sale are required to be applied as discussed above. The Company owns an additional three million shares of Greenleaf common stock that are held in an escrow account, pursuant to an escrow agreement between the Company and Greenleaf (see Note 4. "Investment in Greenleaf").

         The Company has been selling shares of Wickes and Greenleaf common stock to meet the immediate cash requirements of interest due and operations. Through August 18, 2000, the Company has sold 81,970 shares of Wickes common stock and 640,000 shares of Greenleaf common stock for proceeds of approximately $476,000 and $1,098,000, respectively. Proceeds from the sale of Wickes common stock were used to pay the interest due to Wickes and to fund current operating costs. Proceeds from the sale of Greenleaf common stock of $1,075,000 were used to pay the 11% Noteholders as discussed in Note 6."Long Term and Mortgage Debt".

         The Company's $11.3 million of real estate indebtedness is secured by the Company's real estate and 2,016,168 shares of Wickes common stock. Additional collateral would be required in the event there is any collateral deficit, at any quarterly valuation date, which would depend upon factors including the market value of Wickes' common stock and the timing and amount of real estate sales.

         In June 2000, the Company sold 6.83 acres of its Florida real estate, which generated proceeds of approximately $1.6 million. The entire proceeds were used to pay the interest due on the Company's mortgage debt and a prepayment of interest of approximately $88,000.

         The Company currently has 21 acres of its investment in real estate under contract to sell. The sales proceeds, estimated at $1.8 million (after closing costs) will be used to pay interest, real estate taxes and pay down principal on the current mortgage debt of $11.3 million. The Company previously had a contract to sell all remaining acres scheduled for a May closing, however, the buyer was unable to meet the terms of the sale and it was cancelled.

         The Company's assessment of the matters described in this note and other Forward-Looking Information is inherently subject to uncertainty. The outcome of certain matters described in this note may differ from the Company's assessment of these matters as a result of a number of factors including but not limited to: matters unknown to the Company at the present time, development of losses materially different from the Company's experience, Wickes' ability to prevail against its insurers with respect to coverage issues to date, the financial ability of those insurers and other persons from whom Wickes may be entitled to indemnity, and the unpredictability of matters in litigation.

         In addition, the discussion above of the Company's future operations, liquidity needs and sufficiency constitutes Forward-Looking Information and is inherently subject to uncertainty as a result of a number of risk factors including, among other things: (i) the success of, and level of cash flow generated by Cybermax, (ii) the Company's ability to achieve the level of real estate sales required to meet scheduled real estate debt principal and interest payments and to avoid the requirement that the Company provide additional collateral for this debt, (iii) the Company's ability to borrow, which may depend upon, among other things, the trading price of Wickes common stock, the value and liquidity of the Company's Greenleaf securities, and the success of Cybermax and Buildscape, (iv) the ability of the Company to raise funds through sales of Wickes and Greenleaf common stock and (v) uncertainty concerning the possible existence of indemnification claims resulting from the Company's discontinued operations. Future real estate sales depend upon a number of factors, including re-zoning permits, interest rates, general economic conditions, and conditions in the commercial real estate markets in Atlanta, Georgia. In addition to the factors described above, the Company's ability to sell Wickes and Greenleaf common stock would depend upon, among other things, the trading prices for these securities, and, in light of the relatively low trading volume for Wickes, the Company's ability to find a buyer or buyers for these securities in a private transaction or otherwise.


6.       LONG TERM AND MORTGAGE DEBT
         ---------------------------

         Consolidated long-term and mortgage debt is comprised of the following as of June 30, 2000 (in thousands):




     LONG-TERM DEBT

     Collateralized Notes                                                                  $     9,805
     Other                                                                                       2,269
     Less: current maturities                                                                  (11,806)
                                                                                           -----------
     Total Company long-term debt less current maturities                                  $       268

     MORTGAGE DEBT

     Mortgage debt, non-recourse                                                           $    11,345

                                                                                           -----------
              Total long-term and mortgage debt
                less current maturities                                                    $    11,613
                                                                                           ===========


                                       14

COLLATERALIZED NOTES ("THE 11% NOTES")

         On August 25, 1999, the Company and the 13% Note holders executed an agreement (the "11% Agreement"), whereby the Company's 13% Notes that were scheduled to mature in September 1999, were replaced with new unsubordinated promissory notes due September 30, 2000 bearing 11% interest. The 11% Notes are secured by a junior lien on the collateral securing the Company's real estate indebtedness and 10 million shares of Greenleaf common stock.

          On March 24, 2000, the Company and the 11% Note holders executed a modification to the 11% Agreement. This modification allows the Company to use 100% of the net sales proceeds from the sale of its Greenleaf shares to be applied against the semi-annual interest payment due March 31, 2000 in lieu of payment against the principal. In addition, the Company agreed to make a principal reduction of $550,000 on the 11% Notes on or before April 30, 2000. The Company was unable to sell a sufficient amount of the Greenleaf shares to meet the April 30 deadline, and received a notice of default from the note holders on May 8, 2000.

         On May 8, 2000, the Company and the 11% Note holders executed a Forbearance Agreement that precluded the 11% Note holders from taking any action to accelerate the payment of the 11% Notes, as long as the Company performed pursuant to the terms of the agreement. The terms included funding the balance of the $550,000 principal payment that was due April 30, 2000 and selling additional shares of Greenleaf common stock in subsequent months with the entire proceeds applied to reduce the outstanding principal on the 11% Notes. The Company reduced the principal balance of the notes by $195,000 in June, $145,000 in July and $160,000 in August, however, these payments fell below the requirements of the forbearance agreement.


         The Company has entered into an Amendment to the Forbearance Agreement with the agent for the 11% Noteholders that will allow the interest and principal due on September 30, 2000, to be paid on December 31, 2000. The terms of this agreement provide (i) the Company continue to sell the Greenleaf common stock in a reasonable manner, (ii) the Company will apply the proceeds from such sales first to the unpaid interest and second to the unpaid principal, (iii) the interest rate will remain at 17% and the Noteholders will receive a second lien behind Imagine on the 3,119,067 shares of Buildscape common stock. The Amendment to the Forbearance Agreement is subject to obtaining the requisite consent of 50% of the 11% Noteholders, the approval of the Riverside Board and the receipt by the agent of the executed pledge agreement for the Buildscape stock.

OTHER

WICKES PROMISSORY NOTE

         In March of 2000, the Company and Wickes renegotiated the terms of the Wickes promissory note, deferring all principal payments, including the delinquent principal payments due in November of 1999 and February of 2000, for one year, after which the principal payments are due on a quarterly basis. The interest on this note will be payable on a quarterly basis.

IMAGINE SHORT-TERM LOAN

         As of May 9, 2000, the Company had made payments of $9,553 under the Imagine short-term loan but was delinquent with respect to required payments of approximately $174,675 of interest. In connection with the Greenleaf Settlement, the Company granted Greenleaf a stock option to purchase 5% of the issued and outstanding shares of Cybermax, all of which are pledged to Imagine. The Company believes that if Greenleaf exercises this stock option, then the Imagine short-term loan will be paid in full. The Company and Imagine have agreed to extend the principal and interest payments due on August 31, 2000 until December 31, 2000. The $1.8 million loan balance will be increased for unpaid interest of $214,000 with this extension.

7.       INCOME TAXES
         ------------

         The Company's effective tax rate was 0% for the six months ended June 30, 2000 and 1999. The Company has established a reserve for the full amount of deferred tax assets. In management's opinion, it is unlikely the deferred tax assets will be realized in the near future.

8.       RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
         -----------------------------------------

         SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," standardizes the accounting for derivative instruments by requiring that all derivatives be recognized as assets and liabilities and measured at fair value. In June 1999, SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133," was issued amending SFAS No. 133 by deferring the effective date for one year, to fiscal years beginning after June 15, 2000. The Company currently is evaluating the effects of this pronouncement.

9.       SUBSEQUENT EVENTS
         -----------------

         In the second quarter management proposed the transfer of additional shares of Greenleaf's common stock and options to certain officers and employees. These issuances are subject to the Company's Board of Directors review and approval. On April 7, 2000, the Board engaged an outside consulting firm to conduct a compensation analysis of incentive programs. The Board has not taken any further action pending receipt of the report.

        On August 14, 2000, the Company executed an Amendment to the Forbearance Agreement with the agent for the 11% Noteholders, that provides for an extension of the maturity date of the Notes from September 30, 2000 to December 31, 2000. For further information regarding this extension see Note 5. "Commitments and Contingencies".

        On August 10, 2000, Imagine agreed to extend the maturity date of its Note from August 31, 2000 to December 31, 2000 and to increase the principal due for the unpaid interest of $214,000. For further information regarding this extension see Note 5. "Commitments and Contingencies".

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
---------------------------------------------------------------- -------

         The following discussion should be read in conjunction with the Condensed Consolidated Financial Statements and Notes thereto contained elsewhere herein and in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

                              RESULTS OF OPERATIONS

                                     GENERAL

     The Company reported results of operations for the three and six months ended June 30, 2000 and 1999, as follows (in thousands):



                                                                     Three Months Ended                       Six Months Ended
                                                                      ------------------                      ----------------
                                                                         (unaudited)                             (unaudited)
                                                                   June 30,           June 30,           June 30,         June 30,
                                                                     2000               1999               2000             1999
                                                                     ----               ----               ----             ----

Earnings(loss) before income taxes,
  and equity in related parties(1)(2)                            $     (658)       $    (2,392)      $      (972)      $    (4,231)

Income tax (benefit) expense                                                                --                                 --

Equity in  earnings (losses)
  of Wickes Inc.(3)                                                     417              1,178              (880)             (147)
                                                                 ----------        -----------        ----------        ----------

Net loss                                                         $     (241)       $    (1,214)       $   (1,852)       $   (4,378)
                                                                 ==========        ===========        ==========        ==========




(1) Includes realized investment gains of $587,000 and $0 for the three months ended June 30, 2000 and 1999, and $1,163,000 and $0 for the six months ended June 30, 2000 and 1999, respectively.

(2) The Company accounted for its investment in Buildscape under the equity method for the six months of 2000. During the same period in 1999, the Company consolidated Buildscape's operations with those of the Company and its subsidiaries.

(3) Includes goodwill amortization of $130,200 and $130,200 for the three months ended June 30, 2000 and 1999, and $260,400 and $260,400 for the six months ended June 30, 2000 and 1999, respectively.

                                LINES OF BUSINESS

     The following  tables sets forth certain  financial  data for the three and six months ended June 30, 2000 and 1999, respectively, for the following segments: Buildscape, Cybermax, Wickes and the Parent Group. Buildscape's operations are consolidated with those of the Company and its subsidiaries through October 21, 1999. The Company accounted for its investment in Buildscape under the equity method for the first six months of 2000. The "Parent Group" includes real estate, parent company, discontinued operations and all eliminating entries for inter-company transactions.



                                                                        Three Months Ended                    Six Months Ended
                                                                        ------------------                    ----------------

                                                                    June 30,         June 30,            June 30,          June 30,
                                                                      2000            1999                 2000              1999
                                                                      ----            ----                 ----              ----

                                                                          (in thousands)                        (in thousands)

SALES:

     Buildscape(1)                                               $         --      $      114         $         --     $        179
     Cybermax                                                             344             143                  748              543
     Wickes(2)                                                             --              --                   --               --
     Parent Group                                                          --              13                   --               29
                                                                 ------------      ----------         ------------      -----------
          Total                                                  $        344      $       270        $        748       $      751
                                                                 ============      ===========        ============       ==========

COST OF SALES:

     Buildscape(1)                                               $         --      $        91        $        --     $        123
     Cybermax                                                             164               48                288               91
     Wickes(2)                                                             --               --                 --               --
     Parent Group                                                          --                1                 --                4
                                                                 ------------      -----------         ----------     ------------
          Total                                                  $        164      $       140         $      288     $        218
                                                                 ============      ===========        ===========     ============

OTHER OPERATING INCOME:

     Buildscape(1)                                               $         --      $        --        $       --       $       --
     Cybermax                                                               9               --                12                1
     Wickes(2)                                                             --               --                --               --
     Parent Group                                                          35               24                35               48
                                                                 ------------      -----------        ----------       ----------
          Total                                                  $         44      $        24        $       47        $      49
                                                                 ============      ===========        ==========        =========

INVESTMENT INCOME AND REALIZED
  GAINS/(LOSSES):

     Buildscape(1)                                               $        --       $        --        $       --      $        --
     Cybermax                                                             --                --                --               --
     Wickes(2)                                                            36                --                84               --
     Parent Group                                                        542                (7)            1,052              (36)
                                                                 -----------       -----------        ----------      -----------
          Total                                                  $       578       $        (7)       $    1,136      $       (36)
                                                                 ===========       ===========        ==========      ===========



                                       18







                                                                     Three Months Ended                    Six Months Ended
                                                                     ------------------                    ----------------
                                                                June 30,            June 30,            June 30,        June 30,
                                                                  2000                1999                2000            1999
                                                                  ----                ----                ----            ----
                                                                       (in thousands)                       (in thousands)
EXPENSES:

     Buildscape(1)                                               $        --       $      1,301       $       --      $     2,417
     Cybermax                                                            430                445              884              998
     Wickes(2)                                                            --                 --               --               --
     Parent Group                                                        307                143              397               59
                                                                 -----------       ------------       ----------      -----------
          Total                                                  $       737       $      1,889       $    1,281      $     3,474
                                                                 ===========       ============       ==========      ===========

INTEREST EXPENSE:

     Buildscape(1)                                               $        --       $         46       $       --      $        83
     Cybermax                                                             --                  1               --                2
     Wickes (2)                                                          374                382              648              763
     Parent Group                                                        349                221              686              455
                                                                 -----------       ------------       ----------      -----------
          Total                                                  $       723       $        650       $    1,334      $     1,303
                                                                 ===========       ============       ==========      ===========

EARNINGS(LOSS) BEFORE INCOME

  TAXES, EQUITY IN RELATED PARTIES
  AND MINORITY INTEREST:

     Buildscape(1)                                               $        --       $     (1,324)      $       --      $    (2,444)
     Cybermax                                                           (241)              (351)            (412)            (547)
     Wickes(2)                                                          (338)              (382)            (564)            (763)
     Parent Group                                                        (79)              (335)               4             (477)
                                                                 -----------       ------------       ----------       ----------
          Total                                                  $      (658)      $     (2,392)      $     (972)      $   (4,231)
                                                                 ===========       ============       ==========       ==========

IDENTIFIABLE ASSETS:

     Buildscape(1)                                               $      (947)               713       $     (947)     $       713
     Cybermax                                                            558                569              558              569
     Wickes(2)                                                        14,564             13,405           14,564           13,405
     Parent Group                                                     14,789             10,043           14,789           10,043
                                                                 -----------       ------------       ----------      -----------
          Total                                                  $    28,964       $    24,730        $   28,964      $    24,730
                                                                 ===========       ===========        ==========      ===========



(1) After October 21, 1999, the Company's balance sheet and statements of operations reflect the Company's investment in Buildscape on the equity method.

(2) Includes an interest allocation from Riverside on its 11% secured notes and 13% subordinated notes of $374,000 and $382,000 for the three months ended June 30, 2000 and 1999, respectively, and $648,000 and $763,000 for the six months ended June 30, 2000 and 1999, respectively.

                                BUILDSCAPE, INC.

     The following table sets forth unaudited information concerning the results of Buildscape for the three and six months ended June 30, 2000 and 1999, respectively: (in thousands)


                                                                    Three Months Ended                    Six Months Ended
                                                                     ------------------                   ----------------
                                                                          (unaudited)                        (unaudited)
                                                                   June 30,          June 30,            June 30,       June 30,
                                                                     2000              1999                2000           1999
                                                                     ----              ----                ----           ----

Sales                                                            $      122        $      114         $      249      $      179
Cost of sales                                                            91                91                196             123
                                                                 ----------        ----------         ----------      ----------
    Net profit                                                           31                23                 53              56

Selling, general and administrative                                   3,054             1,262              4,948           2,365
Depreciation and amortization                                           165                39                289              52
Interest expense                                                         10                46                 10              83
                                                                 ----------        ----------         -----------     ----------
         Total expenses                                               3,229             1,347              5,247           2,500

Other income                                                             54                --                 72              --
                                                                 ----------        ----------         ----------      ----------

Net loss                                                         $   (3,144)       $   (1,324)        $   (5,122)     $   (2,444)
                                                                 ==========        ==========         ==========      ==========



         On October 21, 1999, the Company sold to Imagine 38% of the common and 100% of the preferred stock of Buildscape. As a result, the Company accounted for its investment in Buildscape under the equity method after October 21, 1999.

         On May 12, 2000, Buildscape entered into a stock purchase agreement with Imagine and the Dow Chemical Company ("Dow") pursuant to which Dow purchased Series A Preferred Stock and common stock of Buildscape from Imagine and also purchased newly issued Series B Preferred Stock directly from Buildscape. Dow purchased one tranche of Series B Preferred Stock upon the completion of certain milestones by Buildscape. Dow also acquired an option to acquire additional shares in Buildscape that will increase its ownership to 50.1%. Upon the completion of the transactions, Riverside's ownership in Buildscape will be reduced from 47% to 35%, on a fully converted basis.

         In March 1999, Buildscapeauction.com was introduced. Although this website is conducting sales, development costs continue as the site content is expanded and the functionality of the site is enhanced and improved. Selling, general and administrative expense includes personnel and technology costs relevant to developing the technology for the website and the marketing sales plan for the Buildscape.

         Buildscape delivers products and services to construction professionals through the Internet and other emerging technologies. BuildscapePro (www.buildscapepro.com) provides access to real-time product and procurement information, including pricing, availability and delivery. This allows professional builders and contractors to better manage the flow of materials, locate subcontractors and enhance their customer service. Buildscape also operates www.buildscape.com, giving consumers access to building products and information for their home improvement needs.

         Buildscape has experienced cumulative operating losses, and its operations are subject to certain risks and uncertainties, including, among others, risks associated with technology and regulatory trends, evolving industry standards, growth and acquisitions, actual and prospective competition by entities with greater financial and other resources, the development of the Internet market and the need for additional capital. There can be no assurances that Buildscape will be successful in becoming profitable or generating positive cash flow in the future. Buildscape is considered to be a development stage company.

                                 CYBERMAX, INC.

         The following table sets forth unaudited information concerning the results of Cybermax for the three and six months ended June 30, 2000 and 1999, respectively (in thousands):




                                                       Three Months Ended                      Six Months Ended
                                                       ------------------                      ----------------
                                                          (unaudited)                             (unaudited)
                                                      June 30,     June 30,                  June 30,      June 30,
                                                       2000          1999                     2000           1999
                                                       ----          ----                     ----           ----

Sales                                                $   344      $    143              $     748         $    543
Cost of sales                                            164            48                    288               91
                                                     -------      --------              ---------         --------
     Net profit                                          180            95                    460              452

Selling, general and administrative                      384           414                    792              943
Depreciation and amortization                             46            31                     92               53
Interest expense                                          --             1                     --                2
                                                     --------     --------              ---------         --------
Total expenses                                           430           446                    884              999

Other operating income                                     9            --                     12               1
                                                     --------      --------               --------        --------
Net loss                                             $  (241)      $  (351)               $  (412)        $  (547)
                                                     ========      ========                =======        ========


                                       21

         Revenues for the second quarter of 2000 were $344,000 compared to $143,000 for the comparable period in 1999. Revenues for the second quarter of 2000 include $250,000 of e-Commerce solution sales, $34,000 of software and equipment sales, $7,000 of multi-media solution sales and $53,000 of network services. Revenues for the second quarter of 1999 include $87,000 of e-Commerce solution sales, $8,000 of software and equipment sales and $48,000 of network services. The direct costs for the second quarter of 2000 include $83,000 for e-Commerce solution sales, $28,000 of software and equipment sales, $40,000 network services and $13,000 of miscellaneous costs. The direct costs for the second quarter of 1999 include $6,000 of costs for software and equipment sales, $35,000 of costs for network services and $7,000 of miscellaneous costs. During the second quarter of 1999, the direct costs for the e-Commerce solution sales were employees salaries which were included in the selling, general and administrative line item. In 2000, these costs were provided by an outside consulting firm and were included as a direct cost of sales.

         Revenues for the first six months of 2000 were $748,000 compared to $543,000 for the first six months of 1999. Revenues for the first six months of 2000 include $553,000 of e-Commerce solution sales, $86,000 of software and equipment sales, $7,000 of multimedia solutions sales and $102,000 of network services. Revenues for the first six months of 1999 include $426,000 of e-Commerce solution sales, $8,000 of software and equipment sales and $109,000 of network services. The direct costs for the first six months of 2000 include $137,000 for e-Commerce solution sales, $57,000 of software and equipment sales, $78,000 of network services and $16,000 of miscellaneous costs. During the first six months of 1999, the direct costs for the e-Commerce solution sales were employees salaries which were included in the selling, general and administrative line item. In 2000, these costs were provided by an outside consulting firm and were included as a direct cost of sales.

         Selling, general and administrative expenses decreased for the second quarter of 2000 to $384,000, compared to $414,000 during the first six months of 1999. The primary reason for this decrease was the reduction of personnel and legal expense which was offset slightly by increases in contractual services, software services and marketing and advertising expense.

         Selling, general and administrative expenses decreased for the first six months of 2000 to $792,000, compared to $943,000 during the first six months of 1999. The primary reason for this decrease was the reduction of the personnel in 2000 and legal expenses which was offset slightly by increases in contractual services, software services and marketing and advertising expense.

                                   WICKES INC.

         The Company estimates that its results of operations for the second quarter of 2000 include profits of $79,000 attributable to Wickes, compared to profits of $796,000 for the same period in 1999. The Company estimates that its results of operations include losses of $1,444,000 and $909,000 attributable to Wickes, for the first six months ended June 30, 2000 and 1999, respectively.

         The following discussion was obtained from the Wickes Quarterly Report on Form 10-Q for the second quarter of 2000.

       The following discussion should be read in conjunction with the Condensed Consolidated Financial Statements and Notes thereto contained elsewhere herein and in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Wickes' Annual Report on Form 10-K for the year ended December 25, 1999.

       The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain expense and income items. This information includes the results from all sales and distribution and component manufacturing facilities operated by Wickes, including those closed or sold during the period.



                                                       Three Months Ended                      Six Months Ended
                                                       ------------------                      ----------------
                                                           (unaudited)                            (unaudited)
                                                     June 24,           June 26            June 24,          June 26,
                                                       2000               1999               2000              1999
                                                     --------           --------           --------          -------

Net sales                                             100.0%               100.0%           100.0%            100.0%
     Gross profit                                      24.8%               23.0%             24.8%             23.4%
Selling, general and
  administrative expense                               21.2%               19.0%             22.4%             20.7%
Depreciation, goodwill and
  trademark amortization                                0.7%                0.6%              0.7%              0.6%
Provision for doubtful accounts                         0.0%                0.0%              0.1%              0.1%
Other operating income                                 (0.3)%              (0.8)%            (0.3)%            (0.6)%
Income from operations                                  3.2%                4.2%              2.0%              2.6%


         Wickes' results of operations are historically affected by, among other factors, weather conditions, interest rates, lumber prices, housing starts and other external economic factors. Weather conditions during the first six months of 2000 were relatively comparable to the prior year. However, in Wickes' largest region, the Midwest, experienced extremely wet conditions in May and June which tends to adversely impact sales. The second quarter and first half of 2000 showed continuing trends of higher interest rates, which many builders took as a sign to slow down production and test demand. As a result of these factors, housing starts for the second quarter of 2000 were down from the second quarter of 1999 a combined 5.4% in the Midwest and Northeast regions of the United States (5.3% and 5.4%, respectively). The Midwest and Northeast represented approximately 79.0% of Wickes' sales in the second quarter of 2000 versus 76.4% of Wickes' sales in the comparable period of 1999. When combined with the South, housing starts for the second quarter of this year were flat in all regions served by Wickes over the same period last year. On a year-to-date basis, actual housing starts are relatively comparable to last year. In addition to the effects of the foregoing, escalating fuel prices and higher interest rates have also adversely impacted Wickes' earnings.

         Net income for the three months ended June 24, 2000 was $1.5 million compared with a net income of $3.6 million for the three months ended June 26, 1999. The decrease in net income for the three-month period primarily is the result of increased sales, general and administrative expenses, interest and depreciation expenses, as well as a reduction in other operating income, all of which offset higher gross margins.

         Net loss for the first six months of 2000 was $1.7 million compared with net loss of $311,000 for the first six months of 1999. The decrease in net income for the six-month period primarily is the result of increases in sales, general and administrative, depreciation and interest expenses, as well as a reduction in other operating income, all of which offset higher gross margins.

                      PARENT COMPANY AND OTHER SUBSIDIARIES

         The following discussion relates to the operations of the Parent Company and its subsidiaries, other than Buildscape, Cybermax and Wickes (the "Parent Group").


         The Parent Group's non-interest operating expenses for the second quarter of 2000 increased to $307,000 compared to $143,000 for the same period in 1999. On April 14, 2000, the Company's Board of Directors authorized the Company to (i) transfer certain options held by the Company to acquire common stock of Greenleaf to certain employees of the Company. The terms of the commitments to the employees which were approved by the Board of Directors, began the vesting period for the options on October 1, 1998. Accordingly, in the second quarter of 2000, the Company recorded income of approximately $105,000 included in net realized investment gains, which represents the value of the shares transferred. Such approval effectively results in the awarding of vested options and the recognition of compensation expense of approximately $105,000, accordingly. In addition, travel, audit and legal expenses increased during the second quarter of 2000 compared to the second quarter of 1999.

         Revenues of the Parent Company (excluding investment income) for the second quarter of 2000 and 1999 were $35,000 and $24,000, respectively.

         Interest expense (excluding interest allocation to Wickes for the Parent Company's 11% and 13% Notes of $374,000 in 2000 and $382,000 in 1999) for the second quarter of 2000 and 1999, were $349,000 and $221,000 respectively. In 2000, interest consisted of $71,000 on the Parent Company's other debt and $278,000 on the Parent Company's real estate mortgage debt. In 1999, interest consisted of $2,000 on the Parent Company's other bank debt and $219,000 on the Parent Company's real estate mortgage debt. The primary reason for the increase in interest expense is due to additional debt of the Company and higher interest rates on the Company's mortgage debt.

         The Parent Group's non-interest operating expenses for the first six months of 2000 increased to $307,000 compared to $59,000 during the same period in 1999. The 1999 expenses include income of approximately $100,000, which resulted from the release of a reserve established in prior years in connection with the sale of the Company's former property and casualty operations. In 2000, compensation expense of approximately $105,000 was included for options transferred to employees, as discussed above. In addition travel, audit and legal expenses were higher for the six months of 2000 compared to the six months of 1999.

         Revenues of the Parent Group (excluding investment income) for the first six months of 2000 and 1999 were $35,000 and $48,000, respectively.

         Interest expense (excluding interest allocation to Wickes for the Parent Company's 11% and 13% notes of $648,000 in 2000 and $763,000 in 1999) for the six months of 2000 and 1999, were $686,000 and $455,000 respectively. In 2000, interest consisted of $142,000 on the Parent Company's other debt and $544,000 on the Parent Company's real estate mortgage debt. In 1999, interest consisted of $3,000 on the Parent Company's other bank debt and $452,000 on the Parent Company's real estate mortgage debt. The primary reason for the increase in interest expense is due to additional debt of the Company and higher interest rates on the Company's mortgage debt.

                             REAL ESTATE INVESTMENTS

         The Company's real estate investments consist of $7,306,000 in Georgia properties, and $81,000 in other states.

         During the second quarter of 2000, the Company sold 6.83 acres of its Florida property for $1,636,000, and recorded a loss of $3,400 on the sale.
During the fourth quarter of 1999, the Company had established a reserve for $278,000 on this property. The Company had no sales of its real estate investments during the second quarter of 1999.

                                  INCOME TAXES

                  The Company's effective tax rate was 0% for the three and six months ended June 30, 2000 and 1999. The Company's equity in losses of Wickes has reduced the Company's GAAP basis in its investment in Wickes creating deferred tax benefits which will be realized upon sale or subsequent increase in GAAP basis of this investment.

                         LIQUIDITY AND CAPITAL RESOURCES

         The Parent Company's general liquidity requirements consist primarily of funds for payment of debt and related interest and for operating expenses and overhead.

         Operations (exclusive of Wickes, which is prohibited from paying dividends under its debt instruments) consist primarily of asset sales and Cybermax's operations. Proceeds from real estate sales are required to be applied to real estate debt reduction and are not available to the Parent Company for other purposes.

         The $9,500,000 principal amount of the Company's 11% Notes due September 30, 2000, and the $1,800,000 principal amount of the Company's short-term loan from Imagine due August 31, 2000, has been extended. For further information regarding these loans see Note 5. "Commitments and Contingencies" and Note 6. "Long Term and Mortgage Debt".

         For a detailed discussion  of  the  Parent   Company's   liquidity  and
management's plans related thereto, see Note 5. "Commitments and Contingencies".

         During the first six months of 2000, stockholders' equity increased by a net of $3,642,000. The primary reason for the increase was the change in unrealized gains on the Company's Greenleaf common stock which was approximately $5,494,000. In addition, the Company recorded gains on the sale of its Greenleaf common stock of $977,000. This increase was offset by losses attributable to Wickes of approximately $1,444,000. In addition, the Parent Company's and Cybermax's operations incurred losses of approximately $1,385,000.

YEAR 2000

          The Year 2000 issue is the result of certain computer programs that were designed to use two digits rather than four to define the applicable year. As a result, if the Company's computer programs with date-sensitive functions are not Year 2000 compliant, they may recognize a date using "00" as the Year 1900 rather than the Year 2000. This could cause system failures, miscalculations, the inability to process transactions, send invoices, or process similar business activities.

         The Company's total cost for the Year 2000 project was approximately $350,000, of which approximately $306,000 was used to replace the Company's accounting software system. The remaining $44,000 is for the replacement of systems, equipment and software which was accelerated due to the Year 2000 problem, and has been capitalized over the systems and software estimated useful life.

         To date, the Company has not experienced any significant Year 2000 problems and will continue to monitor its systems over the next few months.